Exhibit 11

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

                                                 AMEN PROPERTIES, INC.
                                      EXHIBIT 11. COMPUTATON OF EARNINGS PER SHARE
                                                                                For the Twelve Months        For the Twelve Months
                                                                               Ended December 31, 2003      Ended December 31, 2002
                                                                            ---------------------------- ---------------------------

                                                       Current      Year
                                             Grant/    Period      to Date     Basic         Diluted         Basic        Diluted
                    Net Shares    Total      Purch.     Days        Days      Weighted       Weighted      Weighted       Weighted
                       Added     Shares       Date   Outstanding Outstanding   Shares         Shares        Shares         Shares
                    ---------- -----------  -------- ----------- ----------- ------------ -------------- ------------- -------------
Common Stock             -      1,992,056   12/31/02        365        365   727,100,440    727,100,440   727,066,130   727,066,130
Common Stock
 Dividend             209,300     209,300   06/06/03        208        208    43,534,400     43,534,400             -            -
Preferred Stock -
 Convertible             -        849,723   01/01/03        365        365             -    310,148,895             -            -

                    ---------- -----------                                  ------------- -------------- ------------- -------------
End of period         209,300   3,051,079                                    770,634,840  1,080,783,735   727,066,130   727,066,130

Days Outstanding from Beginning of Period                                            365            365           365           365
-----------------------------------------                                   ------------- -------------- ------------- -------------
Weighted average number of common shares outstanding                           2,111,328      2,961,051     1,991,962     1,991,962

Net income / (loss) from continuing operations                                   391,830        391,830      (241,843)     (241,843)
Disountinued operations                                                                -              -    (2,284,070)   (2,284,070)
Gain on sale of discontinued operations                                                -              -    376,962.00    376,962.00
---------------------------------------                                     ------------- -------------- ------------- -------------
    Net income /(loss)                                                           391,830        391,830    (2,148,951)   (2,148,951)

Income / (loss) from continuing operations                                          0.19           0.13         (0.12)        (0.12)
Discountinued operations                                                               -              -         (1.15)        (1.15)
Gain on sale of discontiued operations                                                 -              -          0.19          0.19
--------------------------------------                                      ------------- -------------- ------------- -------------
    Net income /(loss)                                                              0.19           0.13         (1.08)        (1.08)
                                                                            ============= ============== ============= =============
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